UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
February 8, 2017

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 8, 2017, as part of a charitable giving program, Jordan Kaplan, our President and Chief Executive Officer, and Ken Panzer, our Chief Operating Officer, each exercised approximately 1.9 million employee stock options granted in 2009 and 2010. They each received approximately 615,000 shares of our common stock on the net exercise (after deductions for the applicable exercise price and statutory income tax withholdings) and each executive then donated approximately 639,000 shares of our common stock to charitable foundations. The charitable foundations and the executives involved indicated that they have no current plans to sell any of the shares they hold.

These transactions did not significantly impact the common stock equivalents held by each executive. Mr. Kaplan owns 10.2 million vested common stock equivalents, Mr. Panzer owns 7.8 million vested common stock equivalents and the foundations involved own approximately 2.7 million common stock equivalents. In the aggregate, these vested holdings represent approximately 11.6% of our fully diluted common stock. Messrs. Kaplan and Panzer also own an additional approximately a half million common stock equivalents which have not yet vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated:	February 10, 2017	By:	/s/ MONA M. GISLER
Mona M. Gisler
Chief Financial Officer